AOGB

June 12, 2026

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sir or Madam,

AOGB CPA Limited ("AOGB") has been furnished with a copy of the Form 8-K for the event that occurred on June 8, 2026 filed by AOGB's former client NusaTrip Incorporated (the "Company"). AOGB does not disagree with the Company's statements concerning AOGB contained in the Form 8-K filing.

AOGB has no basis to agree or disagree with any other part of the Form 8-K.

Very truly yours,

/s/AOGB CPA Limited
Hong Kong, Hong Kong